                                                                     Exhibit 2.2


                            STOCK PURCHASE AGREEMENT

                                     between

                              Assurandorgruppen A/S

                           Willis Corroon Europe B.V.

As of 28 September 1998 this Stock Purchase Agreement has been entered into between Assurandorgruppen A/S (Reg.No. A/S 164.725), Rosenornsgade 6, DK-8900 Randers, Denmark (the "Company") and Willis Corroon Europe B.V., Marten Meesweg 51, AV 3068 Rotterdam, the Netherlands (the "Investor") (the Company and the Investor also individually referred to as a "Party" and collectively as the "Parties").

                                    RECITALS

WHEREAS at an extraordinary general meeting held on 18 June 1998 the current shareholders of the Company (the "Current Shareholders") adopted a resolution to authorize the board of directors of the Company (the "Board of Directors") during the period until 31 December 1998 and without pre-emption rights for the Current Shareholders to increase the share capital of the Company by an amount not exceeding DKK 5,000,000 at market price.

WHEREAS the Board of Directors has decided to exercise this authority by adopting at Closing (as defined below) a resolution in the form attached hereto as Exhibit 1 (the "Board Resolution") for an increase of the Company's share capital from nominal DKK 10,000,000 to nominal DKK 14,285,700 by issuing nominal DKK 4,285,700 shares to the Investor.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

1.    Purchase and Sale of Shares

1.1 Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at Closing and the Company agrees to sell and issue to the Investor at Closing DKK 4,285,700 nominal value of the Company's shares (the "Shares") for a purchase price of DKK 54,000,000 (the "Purchase Price")

2.    Closing

2.1 The purchase and sale of the Shares shall take place at the offices of Kromann & Munter, 14 Radhuspladsen, DK-1550 Copenhagen V on 28 September 1998 or
      at such other time and place as the Company and the Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to the Investor an updated share register evidencing that the title of the Shares is recorded in the name of the Investor against payment of the Purchase Price by check or wire transfer.

2.2 At Closing the Parties undertake to adopt no later than 30 days from Closing a resolution in the form attached hereto as Exhibit 2 (the "Shareholders' Resolution") at an extraordinary general meeting of shareholders (the "EGM") for election of directors and for the restated Articles of Association of the Company in the form attached hereto as
      Exhibit 3 (the "Restated Articles").

2.3 The Company shall file with the Danish Commerce and Companies Agency immediately after the Closing the Board Resolution, and immediately after the EGM the Shareholders' Resolution and the Restated Articles.

3.    Shareholders' Agreement

3.1 At Closing the Investor and the Current Shareholders shall enter into a Shareholders' Agreement in the form attached hereto as Exhibit 4.

4.    Partnership Agreement

4.1 At Closing the Company, the Current Shareholders and the Investor shall enter into a Partnership Agreement in the form attached hereto as Exhibit 5 regarding their interests in Assurandorgruppen I/S (the "Partnership"). Together the Company and the Partnership is referred to as the "AG Group".

4.2 The Company and the Partnership have not in all instances informed third parties to contracts with Assurandorgruppen ost I/S, Assurandorgruppen Midt I/S, Assurandorgruppen Syd I/S and Assurandorgruppen Alborg I/S about the merger as of 1 January 1998. The Current Shareholders covenant to indemnify and hold harmless the Investor from any damage or losses resulting from such third parties' refusal to consent to the merger.

5.    Transfer of Willis Corroon A/S

5.1 At Closing the Partnership and Willis Corroon A/S shall enter into a Business Transfer Agreement in the form attached hereto as Exhibit 6 regarding the Partnership's acquisition of the business of Willis Corroon A/S.

6.    Warranties

6.1 The Company and the Current Shareholders by their signature hereto hereby represents and warrants to the Investor in the terms of the warranties (set out in Schedule 1), and the Company undertakes to indemnify and hold harmless the Investor for any damage, loss, liability or expense after tax resulted from a breach hereof provided that

      (i) subject to Section 6.2 no claim shall be made against the Company in respect of a misrepresentation or breach of any of the warranties unless the Investor's damage, loss, liability or expense after tax exceed DKK 100,000 for each separate misrepresentation or breach of warranty and unless the aggregate amount of such damage, loss, liability or expense after tax exceeds DKK 1,000,000, that

      (ii) subject to Section 6.2 no claim shall be made against the Company in respect of a misrepresentation or breach of any one of the warranties unless written notice of such claim containing specific details and documentation regarding the claim has been received by the Company from the Investor no later than 18 months from Closing, that

      (iii) the Investor's damage, loss, liability or expense shall be determined in proportion to the Investor's ownership share in the Company and with due regard to the Investor being held neutral against the Company's indemnification, and that

      (iv) the Current Shareholders by their signatures to this Agreement undertake to act as guarantors for the Company's obligations pursuant to this Clause 6.

6.2 The de minimis provision and the time limitation of claims in respect of a breach of the warranties as set out in Section 6.1 (i) and (ii), respectively, shall not apply in respect of claims arising out of the warranties in respect of tax as set out in Section 6 of Schedule 1. Such claims can be made against the Company six months from the time where the Company received the claim from the tax authorities.

6.3 All warranties shall apply mutatis mutandis to the Partnership in which the Company holds a capital stake of 91.2% the remainder being held by 44 individual partners identical to the Current Shareholders. All references to the Company shall be construed as references also to the Partnership and by its co-signature to this Agreement the Partnership and the Current Shareholders confirm the warranties as applicable to the Partnership too.

6.4 The Company and the Current Shareholders acknowledge that the Investor has entered into this Agreement in reliance upon the warranties.

6.5 Each of the warranties (other than such which are fully performed at Closing) shall continue in full force and effect notwithstanding Closing, subject to 6.1-6.2.

6.6 To the extent that any breach of or claim under the warranties is capable of remedy, the Investor shall afford the Company such opportunity as is reasonable to remedy or procure the remedy of the breach or the situation complained of within a reasonable time (and in any event not exceeding 60 days from when the Company became aware of the breach unless the Investor consents to a longer period, such consent not to be unreasonably withheld).

7.    Assignments

7.1 This Agreement and the benefit of each of the obligations and warranties undertaken or given by the Company shall be assignable by the Investor to any group company of the Investor provided the Investor remains fully liable for the fulfilment of the Agreement. Save for such assignment to a group company of the Investor, none of the rights or obligations under this Agreement may be assigned or transferred to any other person or entity without the prior written consent of both Parties hereto.

8.    Notices

8.1 All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by telefax (receipt of which is confirmed by the recipient) or sent and received by registered post to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

      If to the Investor, to:

      Willis Corroon Europe B.V.
      Marten Messweg 51
      AV 3068 Rotterdam
      The Netherlands
      Telefax: + 31 20 661 0654
      for the attention of Colin Longhurst

      with copies to

      Willis Corroon International Holdings Ltd.
      Ten Trinity Square
      London EC3P 3AX
      England
      Telefax: +44 171 488 8882
      for the attention of Sarah Turvill and

      Kromann & Munter
      14 Raadhuspladsen
      DK-1550 Copenhagen V
      Denmark
      Telefax +45 33 11 80 28
      for the attention of Vagn Thorup

      If to the Company, to:

      Assurandorgruppen A/S
      Rosenornsgade 6, 1
      DK-8900 Randers
      Telefax: +45 87 10 07 70
      for the attention of Karin Holst

      with a copy to

      Advokatfirmaet Lou & Madsen
      Ostergade 4
      DK-8900 Randers
      Telefax: +45 86 42 23 33
      for the attention of Niels Simonsen.

9.    Announcements

9.1 Neither the making of this Agreement nor its terms shall be disclosed by any Party hereto without the prior consent of the other Party, unless disclosure is required by law or the rules of the London Stock Exchange, and disclosure shall then only be made

      (a) after prior consultation with the other Party as to the terms of such disclosure;

      (b) strictly in accordance with any agreements as to the terms of disclosure; and

      (c) only to the person or persons and in the manner required by law or the London Stock Exchange or as otherwise agreed between the Parties hereto.

10.   Effects of Closing

10.1 The terms of this Agreement shall insofar as not performed at Closing and subject as specifically otherwise provided in this Agreement continue in force after and notwithstanding Closing.

11.   Entire Agreement

11.1 Subject to Section 12.3 this Agreement (together with any documents referred to herein) constitutes the entire agreement between the Parties hereto in connection with the subject-matter of this Agreement. No Party has relied upon any representation save for any representation especially set out in this Agreement (or any document referred to herein).

12.   Waiver, Amendment

12.1 No waiver of any term, provision or condition of this Agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving Party.

12.2 No omission or delay on the part of either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise hereof, or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and exclusive of any rights or remedies provided by the law.

12.3 No variation of this Agreement shall be effective unless made in writing and signed by both parties hereto.

13.   Invalidity

13.1 If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

14.   Costs

14.1 Each Party to this Agreement shall pay its own costs incidental to this Agreement, and the sale and purchase hereby agreed to be made. The Current Shareholders shall reimburse the Company for any costs borne by the Company in this connection.

15.   Governing Law and Arbitration

15.1 This Agreement shall be governed and construed in accordance with the laws of the Kingdom of Denmark.

15.2 Any dispute between the Parties arising out of or in connection with this Agreement shall, provided the parties can not agree on a settlement through negotiation, be determined by arbitration with final, binding and enforceable effect in agreement with the following rules:

15.3 In the event of a dispute, either party shall be entitled to request that an arbitration tribunal be set up.

15.4 The party seeking resolution of a dispute by arbitration shall appoint an arbitrator and send a letter by registered mail to the other party (the "Respondent") requesting the Respondent to appoint its arbitrator within 14 days. The letter shall also contain a short statement of the question or questions to be determined by the arbitration. Where the Respondent does not appoint an arbitrator within the time-limit mentioned above, that arbitrator shall instead be appointed by the Danish Arbitration Institute.

15.5 The two arbitrators appointed for the parties shall jointly appoint an umpire. Failing agreement on the choice of an umpire, the appointed arbitrators shall jointly approach the Danish Arbitration Institute and request that it, following prior discussion with the parties, appoint an umpire to act as chairman of the arbitration tribunal.

15.6 The arbitration tribunal shall determine the matter according to applicable law and shall lay down the rules for its hearing of the matter in agreement with the general principles of the Danish Administration of Justice Act (Retsplejeloven).

15.7 The arbitration tribunal shall also decide how the costs of the arbitration are to be borne. The arbitration tribunal shall set a date for implementation of the award, which date shall normally be no later than 14 days after the award has been made.

15.8 The venue for the arbitration shall be Copenhagen, and the language of the proceedings shall be English.

In witness whereof, the Parties hereto have caused this Agree-ment to be duly signed on

    28/9   1998                                      28/9   1998

Assurandorgruppen A/S                           Willis Corroon Europe B.V.

By:                                             By:
   -------------------------                       -----------------------------

Acceded to                                      Acceded to

    28/9   1998                                      28/9   1998

Assurandorgruppen I/S                           by:
                                                   -----------------------------

By:
   -------------------------

                                                   The Current Shareholders
                                                   represented by the Board of
                                                   Directors acting through Mr
                                                   Niels Simonsen and Mr Kent
                                                   Risvad

List of Appendices:

Schedule 1:   Warranties
Schedule 2:   Disclosed Information
Exhibit 1:    Board Resolution
Exhibit 2:    Shareholders' Resolution
Exhibit 3:    Restated Articles
Exhibit 4:    Shareholders' Agreement
Exhibit 5:    Deed of Partnership

Exhibit 6:    Business Transfer Agreement

Schedule 1

(Warranties)

1.    Interpretation

1.1 Where any of the following paragraphs of this Schedule is qualified by the expression "to the best of the knowledge, information and belief of the Company" or "so far as the Company is aware" or any similar expression, that paragraph shall be deemed to include an additional warranty to the effect that the statement has been made after due diligent and careful enquiry and that the Company has used its best endeavours to ensure that all information given is true and accurate in all respects.

2.    Disclosed Information

2.1 The statement of fact and information relating to the Company and/or its shareholders and/or officers and/or connected persons and associates (or any of them) and/or the business, finances, assets, liabilities, contracts, prospects, suppliers and customers of the Company given by or on behalf of the Company to the Investor or its advisers in the course of the negotiations leading to this Agreement listed in Schedule 2 to the Stock Purchase Agreement (the "Disclosed Information") are true complete and accurate in all respects and not misleading in any respect.

2.2. To the best of the knowledge information and belief of the Company there is no fact information or other matter which is not fairly and expressly disclosed which renders or which might render any of the Disclosed Information untrue, incomplete inaccurate or misleading in any material respect or which might reasonably be expected adversely to affect the willingness of a purchaser to purchase shares of the Company on the terms contemplated by this Agreement.

3.    The Company

3.1 The Company is a private company limited by shares duly organized, validly existing and in good standing under the laws of the Kingdom of Denmark and has all requisite powers to enter into and perform this Agreement and the obligations to be assumed or performed by it pursuant thereto and the execution and delivery and completion of this Agreement:-

      a) does not and will not cause the Company to be in breach of any of the terms and provisions of any agreement or arrangement or order or injunction of any Court or competent tribunal;

      b) does not and will not relieve any person of or entitle any person to terminate any contractual or other obligation to the Company; and

      c) will not so far as the Company is aware result in any customer, supplier or other business partner of the Company ceasing to deal or substantially reducing the existing level of its dealings with the Company or terminate or result in the termination of any present or future benefit or privilege enjoyed by the Company.

3.2 The Shares when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein will be duly and validly issued, fully paid and non-assessable and will be free from restrictions of transfer other than restrictions in the Restated Articles and the Shareholders' Agreement and free from all claims liens encumbrances and equities.

3.3 There are not outstanding any options, warrants, rights or agreements for the purchase or acquisition from the Company of any of its shares.

3.4 The share register of the Company is correct and properly written up to date and there has been no notice of any proceedings to correct or rectify any such register.

3.5 Since the Accounting Date (as defined below) neither the Company nor any class of its members has passed any resolution, except from resolutions passed at the ordinary general meeting of Shareholders held on 27 May 1998 and at the extraordinary general meeting of shareholders held on 18 June 1998.

4.    Accounts

4.1 The Annual Accounts as of 31 December 1997 (the "Accounts") comply with the provisions of Danish company and accounting laws and all other applicable legislative requirements and have been prepared in accordance with generally accepted accountancy practice and principles consistently applied and give an accurate and true and fair view of all the assets and liabilities (whether actual or contingent or otherwise) and of the state of affairs of the Company at the Accounting Date and of its results for the accounting period ended thereon. An exemption is made, however, as regards the dividend paid to the Current Shareholders in 1998 which is in contravention of Danish law. Any damage, loss, liability or expense in this connection will be the responsibility of the Company and the Current Shareholders, cf. Section 6 of the Stock Purchase Agreement.

4.2 The value of the assets, included in the Accounts and, in respect of the position at the date hereof, the books and records of the Company is not materially overstated nor are the liabilities provided for therein understated and (in accordance with the said accountancy practice and principles) full provision or reserve has been made in the Accounts or such books and records for depreciation and all bad or doubtful debtors and liabilities (including contingent liabilities) and all present or contingent burdens and commitments as at the Accounting Date or at the date hereof, save from commitments relating to returned premiums.

4.3 The Accounts have been prepared on bases and policies consistent with those used in preparing the audited accounts of the Company for the last three financial periods of the Company ended on the Accounting Date.

4.4 All proper and necessary books of account and records (including records held in computer form) have been fully and accurately kept and promptly completed by the Company, and the same contain full and correct information relating to all transactions to which the Company has been a party in accordance with the law and generally accepted accounting practice and principles and all such books and records (including print outs of such records held in computer form) are in the exclusive possession of and are readily accessible to the Company.

5.    Position since 31 December 1997 (the "Accounting Date")

5.1 Since the Accounting Date (i) there has been no material adverse change in the financial or trading position or prospects of the Company; (ii) the business of the Company has been carried on in the normal course; (iii) the Company has not declared or paid any dividends or effected any distribution (for tax purposes or otherwise) of or in respect of its assets or share capital except as disclosed in the Accounts; (iv) the Company has not acquired or disposed of any business or material assets other than in the ordinary course of business; and (v) the Company has not made or agreed to make any loan or payment or entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) except in the ordinary course of trading and for full value and in the case of capital commitments all commitments made have been described in the Disclosed Information.

5.2 No order has been made or position presented or resolution passed for the winding-up or other dissolution of the Company and no receiver or manager or administrator or similar officer under the laws of any jurisdiction has been appointed over any of its assets and there are no grounds on which any such appointment may be made.

6.    Taxation

6.1 The Company has within the requisite time duly made all returns, given all notices, and supplied all other information required to be supplied to the Danish authorities with responsibility for taxation, and customs and excise and/or any other competent fiscal authority and all such information returns and notices were when given or supplied and are now accurate in all material respects and made on a proper basis and are not, so far as the Company is aware, likely to be the subject of any dispute with any of the relevant authorities concerned.

6.2 The Company has duly deducted, withheld, paid and accounted for all tax due to have been deducted, withheld, paid or accounted for by it before the date of this Agreement and is not and has not at any time since the Accounting Date been liable to pay interest on any unpaid taxation.

6.3 Since the Accounting Date the Company has not made and the Company is not subject to any present or future liability to make or provide any payments or consideration which could be disallowed as a deduction in computing the profits of the Company or as a charge on the Company's income for taxation purposes other than as described in the Disclosed Information.

6.4 The book value of each of the capital or fixed assets of the Company shown in the Accounts does not exceed their original cost and is such that on a disposal or deemed disposal of such assets or any of the same at that value no balancing charge or chargeable gain will arise accrue or crystallise.

6.5 The Company is not under any liability to taxation, contingent or otherwise, in respect of any other company which at any time has been a member of the same group or consortium as the Company or an associated company of the Company for taxation purposes or in respect of any transaction effected with or asset or benefit received from or given by the Company to any such other company.

6.6 The Company has not entered into or been a party to any scheme or arrangement designed partly or wholly for the purposes of avoiding or deferring taxation, and no scheme or transaction of any nature has been carried out by or proposed in relation to the Company which has given rise or could give rise to a charge to taxation.

6.7 All of the documents relating to or necessary to prove the title of the Company to its assets or otherwise relating to the Company's business and affairs have been properly stamped with applicable stamp or other duty and such duty has been duly paid.

7.    Assets

7.1 The Company was at the Accounting Date and (subject only to sales of current assets in the ordinary course of its day to day business) now is the owner of and has good and marketable title to all of the assets included in the Accounts and all assets now owned or used by it or in its possession except for leased assets.

8.    Mortgages and Charges

8.1 The Company has not created nor has it agreed to create and nor is there subsisting any mortgage debenture lien charge or other similar encumbrance or security interest over all or any of its property whether present or future, save for the Company's treasury shares which are mortgaged in favour of Unibank A/S.

9.    Guarantees

9.1 Except in the ordinary course of business and as disclosed to the Investor the Company is not and has not agreed to become bound by any guarantee, bond, warranty or indemnity or suretyship or similar commitment and there is not now outstanding any such guarantee bond warranty indemnity suretyship or similar commitment given for the accommodation of or in respect of any obligation or liability of the Company.

10.   Borrowing Arrangements

10.1 The Disclosed Information contains full particulars in relation to all borrowings of the Company and all arrangements in the nature of borrowing or loan facilities.

10.2 The Company is not in breach of the terms of any of its borrowing obligations and in particular of any document governing the terms of or securing such borrowings and no event has occurred which will or might give any person the right to call for the immediate or early repayment of any of its borrowings or to terminate any loan facilities placed at its disposal or which is likely to cause a demand for the immediate repayment of any of its borrowings which are repayable on demand.

10.3 There is no indebtedness of the Company exceeding DKK 100,000 in aggregate which is overdue for payment or discharge by more than three months and the Company has sufficient working capital for the purposes of carrying on its business in its present form for the period of twelve months after Closing.

10.4 The Company's credit facility agreement with its bank can continue unvaried regardless of the transaction.

11.   Material Commitments and Agreements

11.1 The Company is not party to nor liable in respect of and none of the assets of or used by the Company is affected by:-

      a) any contract, covenant, commitment or arrangement (i) of an unusual nature or (ii) made otherwise than in the ordinary and usual course of the business of the Company as now carried on;

      b) any partnership, joint venture or consortium, other than the partnership agreement of 18 June 1998 regarding the Partnership;

      c) any contract, covenant, commitment or arrangement which in any material way restricts the freedom of the Company to carry on its business or any part thereof in any part of the world in such a manner as it thinks fit; save for (i) the Company's agreement with the Nordania Leasing Group according to which the Company is prevented from having any other leasing companies as customers without the prior approval of the Nordania Leasing Group, (ii) the Company's agreement with Advokaternes Serviceselskab I/S in principle preventing the Company from acting as broker in respect of Non-life business for the members of Advokaternes Serviceselskab I/S and (iii) the Company's agreement with Boligselskabernes Landsforening preventing the Company from having other housing associations East of the Great Belt as customers or

      d) any contract, covenant, commitment or arrangement which is or is liable to be terminated or altered by another party as a result of any change in the management or shareholders of the Company.

      e) No person is authorised to act as agent or attorney for the Company or to bind the Company otherwise than its Directors acting as a Board and Mr Kent Risvad,

            Mr Lars Gundorph and Ms Karin Holst acting as Managers and others using the authority vested in them as employees.

12.   Properties

12.1 Copies of all material documents relating to the premises used by the Company (the "Properties") have been supplied to the Investor prior to the date hereof.

12.2 The Company is entitled, without restriction and without breaching the terms of any lease or other rights of occupation or the provisions of any legislation to use the Properties for the purpose for which it presently uses the same or any part thereof.

12.3 The Company has fully complied with all its obligations in respect of such occupation and no notice has been served to terminate the right of the Company to continue the same and, there are no circumstances which could result in such right of occupation being determined otherwise than by the Company except as provided in the Landlord and Tenant Act (lejeloven).

13.   Business of the Company

13.1 The Company does not carry on any business other than the business described in the Disclosed Information and the Company's business has always been carried out in compliance with all applicable legislation.

13.2 Other than what appears in the Disclosed Information as far as the Company is aware the Company has not received any process notice or communication (formal or informal) from any governmental, legislative, regulatory or consumer authority or other authority of any jurisdiction or competence.

13.3  The Company will incur expenses no greater than DKK 750,000 per year (1998
      - figure as increased annually in accordance with the increase in the Danish Net Consumer Price Index) in relation to administration costs including without limitation directors' fees, D&O insurance, legal and audit fees.

14.   Litigation

14.1 The Company is not engaged in any litigation arbitration prosecution or other legal proceedings (whether as plaintiff defendant or third party) and there are no such proceedings pending or threatened or any proceedings in respect of which the Company is or might be liable to indemnify or compensate any other person concerned therein and to the best of the knowledge information and belief of the Company there are no claims facts event or other circumstances which are likely to give rise to any such proceedings which are not covered by the Company's e&o policy, save from claims put forward by Mr Knud Jakobsen in connection with his retirement from the Partnership, cf. 14.2.

14.2 The claims put forward by Mr Knud Jakobsen in connection with his retirement from the Partnership are unsubstantiated and unfounded. Moreover, the Company's refusal to consent to Mr Jakobsen's contemplated business activities as insurance auditor and/or independent insurance broker is substantiated in the Deed of Partnership.

15.   Insurance

15.1 To the best of the Company's knowledge the Company is and at all material times has been adequately covered by valid insurances against all normal risks including, without limitation, professional and all other liabilities having regard to the type of business carried on and assets owned or used by it.

15.2 The policies of insurance to which the Company is a party are valid and enforceable; all premiums due have been paid; there are no outstanding claims or circumstances likely to give rise to a claim thereunder other than what is referred to in the Disclosed Information; and nothing has been done or omitted to be done which has made or could make any such policy void or voidable or whereby the renewal of any such policy might be affected or the premiums due in respect thereof are likely to be increased.

15.3 Claims or incidents reported under the policies of insurance to which the Company is a party do not give the Company reason to reserve potential losses in its financial statements.

16.   Employees etc.

16.1 The Disclosed Information details the names and material particulars of all officers, employees, consultants and agents of the Company and their respective ages, length of service with or engagement by the Company and their special terms of employment or engagement including (without limitation) special payments and emoluments, bonuses, profit sharing arrangements and benefits in kind, commissions, fees, remuneration and other benefits.

16.2 Bonuses paid to personnel in Copenhagen which they may have earned a legal right to receive in future years amounts to a maximum of DKK 300,000 in 1997.

16.3 No Key Personnel has given or received notice terminating his employment or engagement or is entitled (without giving proper notice) to terminate his employment or engagement with the Company.

17.   Associates and Connected Persons

17.1 No shareholders of the Company nor any connected person or associate of any of them has any interest, direct or indirect, in any agreement or arrangement to which the Company is a party or in any business which has a close trading relationship with that of the Company or which is or is likely to become competitive with the business of the Company other than what follows from the Partnership Agreement as of 18 June 1998 and save for partners' interest regarding the lease in Aalborg.

--------------------------------------------------------------------------------

                              Assurandorgruppen I/S

                               DEED OF PARTNERSHIP

                                TABLE OF CONTENTS

Name, registered address, object                                        page 2
Partners                                                                page 2
Financial matters                                                       page 3
The management of the partnership                                       page 5
Various provisions                                                      page 8
Termination                                                             page 9
Breach                                                                  page 10
Retirement for other reasons                                            page 10
Financial matters in case of retirement                                 page 11
Non-competition                                                         page 13
Arbitration                                                             page 14
List of appendices                                                      page 16
Signatures                                                              page 15

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              ASSURANDORGRUPPEN I/S

The following deed of partnership shall apply to the cooperation of the partners in Assurandorgruppen I/S and shall replace the deeds of partnership applying so far.

1.0   NAME, REGISTERED ADDRESS AND OBJECT

1.1   Name: Assurandorgruppen I/S (hereinafter called I/S).

1.2   The registered address of I/S is in the district of Arhus.

      For the time being I/S has branch offices at the following addresses:

      Strandgade 4, DK-1401 Copenhagen K
      Brendstrupgaardsvej 13, DK-8200 Arhus N
      Nedergade 35, DK-5000 Odense C
      Hasserisvej 134, DK-9000 Aalborg
      Rosenornsgade 6, DK-8900 Randers

1.3   The object of I/S is to carry on insurance broking and related business.

2.0   PARTNERS

2.1   The partners in I/S are:

2.1.1 Assurandorgruppen A/S, reg. no. 164725 (hereinafter called A/S) with a 90 percentage share of I/S.

2.1.2 The remaining 10 percent is distributed on 50 shares of 0.2 percent as it is a condition that - apart from A/S - each partner shall and may only own a share of 0.2 percent.

2.1.3 For the time being A/S moreover possesses 6 shares of 0.2 percent which are presumed to be sold to new partners.

2.1.4 For the time being the remaining 44 I/S shares, a total of 8.8 percent, are distributed on the partners mentioned in appendix 1.

2.1.5 In addition Willis Corroon Europe B.V. ("WCE") has a right to a share of the profits of I/S as long as WCE remains a shareholder of A/S as further described in appendix 5.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2.2 For the time being the shares of A/S are distributed as stated in the survey, appendix 2.

2.3 New partners may be taken in by resolution passed by the executive committee of I/S with a 5/6 majority after prior information to life/non-life partners respectively, depending on the field of activity of the new partner.

      Only insurance brokers and executives who place their entire working capacity at the disposal of I/S and who - upon demand by the executive committee acquire a block of shares in A/S, the size of which to be decided by the executive committee, can be taken in as partners. Efforts are being made to ensure that the acquisition of shares can take place in connection with the entry as a partner but by a simple majority of votes the executive committee may decide that the acquisition of shares shall be postponed. The purchase price for shares shall be decided in accordance with the share price fixed at the closing of the financial statements, cf. clause 9 below.

      A partner shall be entitled to acquire and hold the block of shares mentioned in a public or private limited company wholly owned by him.

3.0   FINANCIAL MATTERS

3.1 The balance sheet of I/S as at January 1 1998 is enclosed as appendix 3. The partners invest their respective shares in the existing regional partnerships and acquire/surrender shares so that subsequently the individual partners own an 0.2 percent share in I/S, cf. appendix 4.

3.2 The partners are pro rata owners of the assets and liabilities of I/S according to their I/S shares.

3.3 The partners shall be liable personally, directly and jointly and severally to third parties for the obligations of I/S; but among themselves the partners shall be liable pro rata in proportion to their I/S share.

3.4 A brokers' third party liability insurance policy shall be effected and maintained for the account of I/S.

      In the case of technical errors involving liability for damages where, for reasons ascribable to the partner, the insurance company does not cover the loss, the partner shall be liable for the loss suffered by I/S. As regards technical errors covered by the third party liability insurance the partner shall be liable for the first DKK 25,000 of the excess, whereas the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      remaining excess shall be the liability of I/S. Where particular justifying elements speak for it, or where I/S chooses to make an ex gratia payment, the executive committee can reduce the liability of the partner or remove it entirely.

3.5 As regards the distribution of profit or loss according to the result for the year, including the calculation and advance payment of profit and profit for the year on account to the partners, reference is made to the enclosed appendix 5, which is an integral part of this deed of partnership.

3.6 The partners shall jointly obtain the necessary operating credits from A/S and they are under an obligation to provide security by way of assignment of existing and future outstanding accounts.

3.7   The financial year of I/S is the calendar year.

3.8 The accounts of I/S shall be prepared in accordance with proper and prudent accounting policy.

3.9 The accounts of I/S shall be audited by the state-authorized public accountant appointed as auditor of A/S. The auditor is entitled to participate in the meetings of I/S.

3.10 As regards guidelines and procedure for the financial statements and budgets of I/S, reference is made to the enclosed appendix 6 which is an integral part of this deed of partnership.

4.0   THE MANAGEMENT OF THE PARTNERSHIP

4.1   The meeting of partners

4.1.1 The meeting of partners is the highest authority of I/S.

4.1.2 Ordinary meetings of partners shall be held in April/May and November/December.

            At the April/May meeting the presentation and adoption of the financial statements for the preceding financial year shall be on the agenda. At the November/December meeting presentation and adoption of the budget for the next financial year shall be on the agenda.

            Proposals from the partners or from WCE to be dealt with at the April/May meeting must be submitted to the executive committee not later than on April 1 and proposals to be dealt with at the November/December meeting not later than on November 1. Provided

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      always that the executive committee is entitled to accept proposals received after these closing dates to the extent it deems possible.

4.1.3 Extraordinary meetings of partners shall be held, when convened by the executive committee or WCE or the management or at the written request of at least 5 partners, stating the agenda.

4.1.4 The executive committee shall convene meetings of partners at 14 days' notice at least by letter or e-mail to each partner and WCE. The agenda shall accompany the notice convening the meeting.

4.1.5 The executive committee shall decide where the meeting is to be held.

4.1.6 The meeting of partners shall be quorate, when A/S is represented and at least half of the other partners are present or represented. At the meetings of partners A/S shall be represented by a member of the management and/or of the board of directors. A representative of WCE is entitled to attend the meeting of partners with a right of speech.

      Partners who do not attend a meeting of partners can issue an instrument of proxy authorizing the holder to vote at the meeting of partners on behalf of the partner issuing the proxy. No person can appear with more than one proxy. The proxy must be in writing, dated and without reservations of any kind and it shall not be given for a period exceeding one year.

4.1.7 Where a meeting of partners held in accordance with the above provisions is found not to be quorate, another meeting of partners with the same agenda may be convened by the executive committee at 14 days' notice at least. This meeting will be quorate, when A/S is represented irrespective of the number of partners attending.

4.1.8 Meetings of partners shall be presided over by a chairman elected by the executive committee.

      The management shall cause minutes of the meeting to be prepared and sent to each of the partners.

4.1.9 At the meetings of partners, unless this deed of partnership prescribes otherwise, resolutions shall be made by a simple majority of votes in proportion to shares owned.

4.2   The executive committee

4.2.1 The board of directors of A/S elected at the time in question shall also be the executive

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      committee of I/S and shall be in charge of the overall management of the activities of I/S.

4.2.2 The chairman shall convene and preside over the meetings of the executive committee. Meetings shall be convened when decided by the chairman or when requested by 2 members of the executive committee. Meetings shall be convened at 8 days' notice but the chairman may convene meetings at shorter notice, if he deems it necessary.

4.2.3 The executive committee is quorate when at least half the members are present. Resolutions are passed by a simple majority of votes unless this deed of partnership or the Shareholders' Agreement regarding A/S provides otherwise. Each member of the executive committee has one vote. In case of equality of votes the chairman shall have the casting vote.

4.2.4 The executive committee shall cause minutes of the meetings of the committee to be prepared.

4.3   Management

4.3.1 The executive committee shall engage a management to be in charge of the day-to-day business. Members of the management cannot be members of the executive committee. The current organization will appear from appendix 7.

      Details of the duties and spheres of authority and other terms shall be laid down in service agreements.

4.3.2 The management shall decide on the engagement and dismissal of employees.

4.4   Power to bind I/S

4.4.1 I/S shall be bound by the chairman of the executive committee signing jointly with 1 manager or by the joint signatures of 3 members of the executive committee or by the joint signatures of the entire executive committee.

5.0   VARIOUS PROVISIONS

5.1 Each partner is under an obligation to use his entire capacity for work to promote the cooperative enterprise, cf. clause 10 below.

5.2 Each partner is under an obligation continuously to maintain and update his professional knowledge.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

5.3 With the exceptance of guarantee obligations for children or spouses of amounts which are not of decisive importance for their financial position, the partners commit themselves not to undertake any guarantee obligations or the like for third parties.

5.4 Each partner is under an obligation not to third parties to divulge internal or business matters which come to his knowledge through his participation in the activities of I/S and this obligation shall remain in force also after the partner has retired from I/S.

5.5 Each partner is entitled to holiday in accordance with the rules of the Holidays Act in force at the time in question.

5.6 In case of temporary loss of working capacity as a consequence of illness or accident, partners with less than 3 years' seniority shall receive advance payment of profit for the first 3 months in accordance with the provisions laid down in appendix 5, provided always that such advance payments of profit will be reduced by the amounts of benefit, if any, paid to them by the public authorities by reason of the loss of working capacity. In case of loss of working capacity for a period exceeding 3 consecutive months, the right to advance payment of profit will be lost whereas the share of profit/loss remains unchanged.

      In case of temporary loss of working capacity, partners with more than 3 years' seniority are entitled to advance payment of profit in accordance with appendix 5 for a period of 6 months, provided always that there will be a similar reduction as regards any benefits paid by the public authorities, cf. the above. Provided always that the advance payment of profit is reduced by 50 percent in case of loss of working capacity lasting more than 6 months and until 24 months.

      As regards loss of working capacity for a period exceeding 24 months reference is made to clause 8.4 below.

      Similar rules shall apply to administrative partners, provided always that advance payment of profit is replaced by the agreed consideration.

5.7 When a partner is absent on holiday or by reason of loss of working capacity, the other partners are under an obligation to attend to the client portfolio of the absent partner according to lines agreed on and adapted to the specific situation .

5.8 Spouses, cohabitees and children of partners shall only be engaged by I/S subject to resolution passed by the executive committee by a 5/6 majority of votes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

5.9 The deed of partnership is a personal agreement between the partners for which reason the share shall only be transferred subject to the provisions concerning retirement, etc. stated below. By transfer in this connection is understood the sale, charging, succession, other administration of property and enforcement proceedings. The charging of shares as security for bank credits of I/S or A/S and bank loans for the purchase of I/S shares is permitted, however, provided that the lender respects this deed of partnership.

6.    TERMINATION

6.1 Each partner is entitled to terminate his participation in I/S subject to 3 months' notice to the last day of a month (the date of retirement).

6.2 Subject to 3 months' notice and by a 5/6 majority of votes the executive committee can decide that a partner shall retire from I/S, provided always that the partner shall be entitled to an interview with the executive committee before the decision is made by the latter. Where a partner has a seniority exceeding 3 years, the notice given shall be 6 months, however.

7.0   BREACH

7.1 Where a partner significantly violates his obligations under this deed of partnership, the executive committee can demand the immediate retirement of the partner in question. Provided always that such demand shall be made within 1 month of the executive committee having received notice of the violation.

8.0   RETIREMENT FOR OTHER REASONS

8.1 Where a partner dies or is declared legally incompetent, he shall retire from I/S. The date of retirement shall be the death-day or the date of the declaration of legal incompetence.

      At the death of a partner 3 months' advance profit, in accordance with the provisions laid down in appendix 5, and in the case of administrative partners 3 months' consideration, shall be paid to a surviving spouse/cohabitee or children below 21 years of age.

8.2 A partner shall retire from I/S not later than on December 31 in the year in which he reaches the age of 67.

8.3 A partner against whom bankruptcy proceedings are instituted, or who makes a compulsory composition with his creditors, or who obtains debt relief, or against whom other general enforcement proceedings are instituted shall retire from I/S. The date of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      retirement shall be the date of the making of the bankruptcy order or the date of the making of the decision to institute enforcement proceedings.

8.4 A partner whose incapacity for work on account of illness or accident has lasted for more than 24 months, and who has no prospects of lasting restoration to health, shall retire from I/S with the 1st day of the month following the 24-month period as date of retirement.

8.5 When a partner sells all of his shares in A/S he shall automatically retire from the I/S.

9.0   FINANCIAL MATTERS IN CASE OF RETIREMENT

9.1 At the retirement of a partner - irrespective of the reason for the retirement - his share of I/S shall be made up and paid to him according to the following guidelines. The partner's share of I/S shall be transferred to A/S unless a new partner is admitted at the same time in which case the share of I/S may be transferred to the new partner.

9.1.1 Prior to the meeting of partners in April/May the executive committee shall fix a price for the current financial year of a share of 0.2 percent. At the fixing of the price the assets of I/S, including the goodwill value and its liabilities shall be fixed at market value and in consideration of generally applicable accounting principles of depreciation and provisions.

      At the meeting of partners the executive committee shall give an account of the conditions forming the basis of the price fixing.

      In case a partner cannot accept the price fixed by the executive committee, an objection in writing and stating his reasons shall be submitted to the chairman of the executive committee not later than 2 weeks after the meeting of partners. The partnership's auditor shall then decide the price fixing issue and shall fix the price in an account to the executive committee stating his reasons. Within 1 week of having received the price fixed by the auditor, the executive committee shall inform the partners in writing about the price fixed by the auditor. In case a partner will not accept the price fixed by the auditor, he shall, within 2 weeks of having received information about the price fixed by the auditor, refer the matter to arbitration, cf. clause 11 below. Reference to arbitration shall be by complaint in writing forwarded to the executive committee and stating the reasons. The price fixed by the arbitration tribunal shall be final and binding on the partners and shall apply in case of retirement which takes place during the financial year, unless subsequent changes of applicable law or of the conditions of the trade or the like, which occur in the financial year, significantly change the conditions forming the basis of the fixing of the price. Where such changes occur, a partner shall be entitled to the executive committee to submit a written request for a change of the price fixed. The executive committee is

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      under an obligation within 2 weeks of having received such request to ask the partnership's auditor for a statement, and if the latter finds that the condition has been met, he shall change the price fixed. Both the fixing of a new price by the auditor and his refusal of making the change can be referred to arbitration.

      Where a request made by a partner for a change of the price fixed does not lead to changes of more than +/- 15 percent, the partner requesting the change shall pay all expenses in connection with it, including expenses for auditor and possible arbitration.

9.1.2 At the retirement of a partner A/S is entitled and under an obligation to the cash payment, as at the date of retirement at the latest, of the price fixed for the share of the retiring partner according to prior decision. Where the price fixed is not available until after the date of retirement, the price shall be paid 1 week at the latest, after the final price has been fixed.

9.1.3 In addition the retiring partner's capital account shall be paid out in cash as at the date of retirement together with a payment on account, according to the estimate of the executive committee, of the expected share of profits for the current financial year. This amount shall be made up when the financial statements have been finally adopted by the meeting of partners.

9.1.4 The executive committee shall be entitled to withhold payments to retiring partners in connection with possible claims for the repayment of too large account payments of profit and of any claim which I/S might have against the retiring partner, including claims for damages for breach.

9.1.5 Where the retirement is due to material breach, a 25 percent reduction shall be made when the price of the share is fixed.

9.1.6 Where the purchase price or capital account has not been paid, interest shall be payable on the amounts at the rate corresponding to the official discount rate + 5 percent as from the due date and until payment is effected. Interest shall similarly be paid on claims for the repayment of too large amounts paid out.

9.2 In case a partner gives notice of retirement, I/S is entitled to "lay off" the retiring partner for immediate retirement. I/S shall pay the usual share of profits for the period until the time of retirement according to the notice given.

10.0  NON-COMPETITION

10.1.1 No partner may without the permission of the executive committee be the owner of or take part

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      in any other business, whether in the same or another trade.

10.1.2 Investment of capital without any personal performance of any kind is permitted, provided always that such investment is not made in any firm or company, except such as are listed on the stock exchange, which directly or indirectly compete with I/S or are customers of I/S.

10.2 At the retirement of a partner, including at the dissolution of I/S irrespective of the reason for it, the following non-competition clause shall apply:

10.2.1 The partner shall not be entitled:

       a) for a period of 2 years from the time of the retirement directly or indirectly to carry on business in competition with the business carried on by I/S at the time of the retirement - whether on his own or in corporate form,

       b) for a period of 2 years from the time of the retirement to take up employment in any business which directly or indirectly carries on business, which competes with the business carried on by I/S at the time of the retirement.

       The provisions mentioned in a) and b) shall not prevent the partner from taking up employment in an insurance company, provided always that the partner shall not be entitled for a period of 2 years after the time of the retirement directly or indirectly to contribute to the acquisition of business from parties who were customers of I/S at the time of the retirement.

       The executive committee may grant exemption from the above.

10.2.2 The non-competition clause shall apply to competing activities everywhere in Denmark.

10.2.3 Violation of the non-competition clause may be stopped by a restraining injunction without security being given.

10.2.4 For each case of violation of the non-competition clause the partner in question shall pay a penalty corresponding to the purchase price received by him for his share at his retirement, provided always that the mimimum amount of such penalty shall be DKK 300,000 and in addition the partner shall pay damages according to the general rules of Danish law. The amount mentioned shall be adjusted in accordance with the Net Consumer-Price Index with effect as from July 1 1998.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

11.0   ARBITRATION

11.1 Disputes between the partners concerning the interpretation or violation of the provisions of this deed of partnership shall be settled by arbitration if one of the parties so requests. The arbitration tribunal consists of two persons appointed by the parties and an umpire appointed by the President of the Maritime and Commercial Court in Copenhagen. In case of equality of votes the umpire shall have the casting vote. The arbitration tribunal shall decide its own procedure. Where questions arise as to whether either of the arbitrators appointed are incompetent or unqualified for the task, the question shall be decided with binding effect by the President of the Maritime and Commercial Court and in case it is decided that the person in question is incompetent or unqualified, the President of the Maritime and Commercial Court will appoint another arbitrator instead. In connection with its award, which is final and conclusive and which cannot be brought before the courts of law, the arbitration tribunal may make a decision as regards the costs of the case and which of the parties is to pay the costs of the arbitration.

11.2 A dispute is referred to arbitration by the complainant writing to the executive committee stating the content of the complaint and the allegations he intends to raise before the arbitration tribunal. The complaint shall contain information as to who the complainant appoints arbitrator.

11.3 Otherwise the provisions of Act no. 181 of May 24 1972 on arbitration shall apply.

                              Copenhagen, 28/9 1998

Assurandorgruppen A/S                             The Individual Partners


By:                                               By:
   ---------------------------                       ---------------------------
                                                     Mr Niels Simonsen and
                                                     Mr Kent Risvad according
                                                     to authority vested in
                                                     the Board of Directors
                                                     of Assurandorgruppen A/S
Willis Corroon Europe B.V.:


By:
    ---------------------------

LIST OF APPENDICES

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.     List of partners as at January 1 1998, 0.2 percent shares.
2.     List of shareholders of Assurandorgruppen A/S as at today.
3.     Balance sheet as at January 1 1998.
4. Survey of partners' contribution/sale/acquisition of shares as at January 1 1998.
5.     Distribution of profit/loss.
6.     Accounting principles, etc.
7.     Organizational chart.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

APPENDIX 5 to the deed of partnership of Assurandorgruppen I/S

I.     PROFIT / LOSS DISTRIBUTION

1.     THE LIFE AND PENSIONS DIVISION

1.1. The profit made up according to appendix 6, shall be distributed with 30% to the partners according to ownership shares and with 70% (the "Advance Profit") among the partners who are insurance brokers, the administrative partners being paid via the operating costs, provided always, however, that the aggregate salaries of I/S (including both Life and Non-Life partners' salaries and normal salaries as defined in schedule A) shall not exceed 62% (in 1998), 61% (in 1999) and 60% (in 2000-2005), respectively, of the total income of I/S (excluding investment income). If the aggregate salaries of I/S exceed those thresholds a reduction of 30% of the excess amount shall be made in the Advance Profit and distributed to WCE. The reference to 30% above shall be changed to always correspond to WCE's percentage ownership of the shares of A/S.

       The parties agree to use their best endeavours to reach an operating margin as defined in Schedule B of at least 20%. In any event the parties agree that AG Group shall have a minimum operating margin of 15% in the years 2000 - 2005 and that in the event this figure is not reached the partners' salaries shall be reduced to an amount which enables AG Group to have a profit margin of 15%.

       In 2005 the shareholders and partners shall undertake a review process which shall determine both whether 60% remains a fair and reasonable demarcation for "aggregate salaries" and whether 20% remains a fair and reasonable expected operating margin; after having undertaken bench marking against other similar companies engaged in the same or similar businesses; and AG Group's profitability".

1.1.2. The advance profit is divided into a base consideration and a bonus consideration.

1.1.3. Between 90 and 95 percent of the budgetted advance profit shall be used as base consideration. The remaining 5-10 percent and advance profit in excess of the budgeted amount shall be set aside for bonus consideration.

1.1.4. Where the share of advance profit called base consideration is smaller than the budgeted amount, the deficit shall be distributed among the partners in proportion to the base consideration fixed for the year for the individual partner.

1.2.   CONSIDERATION COMMITTEE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.2.1. A consideration committee shall be set up in which the life division manager participates as an ex-officio member and in which the other members shall be one partner (elected by lot or by agreement between the partners) from each office.

1.2.2. Election of members for next consideration year shall take place each year in November/December.

1.2.3. The committee shall be set up for one consideration year at a time so that the committee which has fixed the base consideration for the financial year shall also fix the bonus consideration for the same financial year.

1.2.4. Within the framework stated above the consideration committee shall decide the share of the advance profit to be used for base consideration and the share to be used for bonus consideration.

1.2.5. Prior to the 3rd payment of consideration in the coming year and not later than on February 15 the consideration committee shall decide the distribution of the base consideration for the coming year on the basis of an evaluation of the individual partner and of the whole and the committee shall decide the evaluation criteria.

1.2.6. For the first 2 months account payments shall be made corresponding to the amounts paid the foregoing year. When the base consideration for the coming year has been decided, the account payments for the first 2 months shall be adjusted.

1.2.7. At the end of the financial year, when the financial result is known the consideration committee distributes the bonus consideration. The bonus consideration is granted to the individual partner on the basis of a careful evaluation of his/her performance for the year and the committee shall decide the evaluation criteria.

1.2.8. Where the individual partner is not satisfied with the base consideration fixed by the consideration committee for him/her or with the distribution of the bonus consideration, he/she may bring the issue before the management, which shall then decide whether changes of the distribution should be made.

        The issue shall be brought before the management not later than one week after the partner has received information about his/her base consideration for the coming year.

        The decision of the management may be brought before the executive committee not later than 4 weeks after a partner has been notified of it.

1.2.9. When new partners are taken in, the base consideration shall be decided by the life division manager, who shall obtain the approval of the consideration committee, prior to the admission of the new partner.

1.2.10. By way of advance profit partners may draw a monthly amount on account corresponding to 1/12 of the budgeted base consideration.

        Where in the course of the year the budgeted base consideration pool becomes smaller than expected, the monthly amounts on account may be proportionally reduced.

        The monthly amounts on account shall be paid monthly in advance.

        The payment of monthly advance profit on account is effected on the condition that the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        partners place their entire working capacity at the disposal of I/S.

2.      THE NON-LIFE DIVISION

2.1.1. The profit made up according to appendix 6, shall be distributed with 30% to the partners according to ownership shares and with 70% (the "Advance Profit") among the partners who are insurance brokers, the administrative partners being paid via the operating costs, provided always, however, that the aggregate salaries of I/S (including both Life and Non-Life partners' salaries and normal salaries as defined in schedule A) shall not exceed 62% (in 1998), 61% (in 1999) and 60% (in 2000-2005), respectively, of the total income of I/S (excluding investment income). If the aggregate salaries of I/S exceed those thresholds a reduction of 30% of the excess amount shall be made in the Advance Profit and distributed to WCE. The reference to 30% above shall be changed to always correspond to WCE's percentage ownership of the shares of A/S.

        The parties agree to use their best endeavours to reach an operating margin as defined in Schedule B of at least 20%. In any event the parties agree that AG Group shall have a minimum operating margin of 15% in the years 2000 - 2005 and that in the event this figure is not reached the partners' salaries shall be reduced to an amount which enables AG Group to have a profit margin of 15%.

        In 2005 the shareholders and partners shall undertake a review process which shall determine both whether 60% remains a fair and reasonable demarcation for "aggregate salaries" and whether 20% remains a fair and reasonable expected operating margin; after having undertaken bench marking against other similar companies engaged in the same or similar businesses; and AG Group's profitability".

2.1.2. The advance profit is divided into a base consideration and a bonus consideration.

2.1.3. Between 90 and 95 percent of the budgetted advance profit shall be used as base consideration. The remaining 5-10 percent and advance profit in excess of the budgeted amount shall be set aside for bonus consideration.

2.1.4. Where the share of advance profit called base consideration is smaller than the budgeted amount, the deficit shall be distributed among the partners in proportion to the base consideration fixed for the year for the individual partner.

2.2.    CONSIDERATION COMMITTEE

2.2.1. A consideration committee shall be set up in which the non-life division manager and the regional manager participate as ex-officio members and in which the other members shall be one partner (elected by lot or by agreement between the partners) from each office.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2.2.2. Election of members for next consideration year shall take place each year in November/December. (The election for 1998 has taken place, the next election will take place in November/December 1998 applying to the consideration year 1999).

2.2.3. The committee shall be set up for 1 consideration year at a time so that the committee which has fixed the base consideration for the financial year shall also fix the bonus consideration for the same financial year.

2.2.4. Within the framework stated above the consideration committee shall decide the share of the advance profit to be used for base consideration and the share to be used for bonus consideration.

2.2.5. Prior to the 4th payment of consideration in the coming year and not later than on March 15 the consideration committee shall decide the distribution of the base consideration for the coming year on the basis of an evaluation of the individual partner and of the whole and the committee shall decide the evaluation criteria.

2.2.6. For the first 3 months payments on account shall be made corresponding to the amounts paid the foregoing year. When the base consideration for the coming year has been decided, the payments on account for the first 3 months shall be adjusted.

2.2.7. At the end of the financial year, when the financial result is known the consideration committee distributes the bonus consideration. The bonus consideration is granted to the individual partner on the basis of a careful evaluation of his/her performance for the year and the committee shall decide the evaluation criteria.

2.2.8. Where the individual partner is not satisfied with the base consideration fixed by the consideration committee for him/her for the coming year, he/she may bring the issue before the management, which shall then decide whether changes of the distribution should be made.

        The decision made by the management shall then apply to the coming year.

        The issue shall be brought before the management not later than one week after the partner has received information about his/her base consideration for the coming year.

2.2.9. Where the individual partner is not satisfied with the base consideration fixed by the consideration committee for him/her or with the distribution of the bonus consideration, he/she may bring the issue before the management, which shall then decide whether changes of the distribution should be made.

        The issue shall be brought before the management not later than one week after the partner has received information about his/her base consideration for the coming year.

        The decision of the management may be brought before the executive committee not later than 4 weeks after a partner has been notified of it.

2.2.10. When new partners are taken in, the base consideration shall be decided by the non-life division manager, who shall obtain the approval of the consideration committee, prior to the admission of the new partner.

2.2.11. By way of advance profit partners may draw a monthly amount on account corresponding

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        to 1/12 of the budgeted base consideration.

        Where in the course of the year the budgeted base consideration pool becomes smaller than expected, the monthly amounts on account may be proportionally reduced.

        The monthly amounts on account shall be paid monthly in advance.

        The payment of monthly advance profit on account is effected on the condition that the partners place their entire working capacity at the disposal of I/S.

3.      OTHER PROVISIONS CONCERNING PROFIT

3.1. Payments of profit received/payments of deficit made according to owner shares shall take place not later than two weeks after the adoption of the financial statements at the meeting of partners in April/May.

List of Appendices

Schedule A: Defintion of normal salaries and related excl. 70% partner's salary Schedule B: Profit Allocation model, including operating profit

--------------------------------------------------------------------------------

                           BUSINESS TRANSFER AGREEMENT

                                     between

                               Willis Corroon A/S

                              Assurandorgruppen I/S

This Agreement is made the 28th day of September 1998 between Willis Corroon A/S (Reg.No. A/S 198.529) Christian IX's Gade 7, 3rd Floor, DK-1111 Copenhagen K (hereafter referred to as the "Vendor") and Assurandorgruppen I/S, Brendstrupgaardsvej 13, DK-8200 Arhus N (hereafter referred to as the "Purchaser").

WHEREAS Willis Corroon Europe B.V. a company incorporated under the laws of the Netherlands and being affiliated with the Vendor has decided to make an investment in Purchaser.

WHEREAS Willis Corroon Europe B.V. desires after the investment to concentrate the activities in Denmark of the Willis Corroon Group which has hitherto been carried out by the Vendor in the Purchaser's business.

NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements set forth herein the Vendor agrees to sell and the Purchaser agrees to purchase the business hitherto operated by the Vendor as further defined in this Agreement (the "Business") on the terms and conditions set out below.

1.      Transfer Date

1.1 Effective from 28 September 1998 (the "Transfer Date") the Business shall be transferred from the Vendor to the Purchaser.

1.2 From the Transfer Date the Business shall be held for the account and risk of the Purchaser. The Vendor is solely responsible for any actions with regard to the Business made prior to the Transfer Date regardless of whether the effect of such actions are first seen after the Transfer Date.

1.3 The Vendor will receive commission in all instances where invoices are submitted by the Vendor prior to the Transfer Date. For invoices submitted by the Purchaser after the Transfer Date payment will be in the favour of the Purchaser.

2.      Assets Transferred and their Valuation

2.1     Equipment and Furniture

2.1.1 The Purchaser shall acquire all equipment, furniture and moveable property of any sort belonging to the Business for DKK 275,000.

2.2     Goodwill

2.2.1   The Purchaser shall acquire the goodwill of the Business for DKK
        5,550,000.

3.      Contracts

3.1     Service Contract

3.1.1 The Service Contract with Mr Jens Boeskov shall be transferred to the Purchaser.

3.1.2 The Purchaser will permit Mr Jens Boeskov in a reasonable period after the Transfer Date to use part of his time for the purpose of facilitating the transfer of the Vendor's business to the Purchaser including administration of receivables.

3.2     Employees

3.2.1 The employees hitherto employed in the Business, i.e. Jesper Danvad, Gitte Olsen and Kim Skafte Pedersen shall be transferred to the Purchaser pursuant to the Transfer Undertakings' Act
        (Virksomhedsoverdragelsesloven).

3.2.2 The Vendor and the Purchaser shall inform their own employees of the transfer no later than 28 September 1998 in accordance with Sections 5 and 6 of the Transfer Undertakings' Act.

3.2.3 Remuneration earned by employees but not due for payment before or on the Transfer Date including pay for holidays and weekdays contributions to ATP and AUD, bonuses, profit bonuses, exgratia payments and the value of overtime not yet taken as time off in lieu shall be refunded in the statement of repayments, cf. Clause 5.3. The same shall apply to expenses defrayed by employees transferred which have not yet fallen due for payment. The Purchaser shall assume without indemnity obligations arising from length of service.

3.3.    Commercial Contracts

3.3.1 The Purchaser shall assume the Vendor's rights and obligations in relation to all of the Vendor's commercial contracts entered into with insurance companies and clients for the purpose of the Business. The Purchaser shall not assume any other contracts unless provided for elsewhere in this Agreement.

3.3.2 Where the consent of a third party is required before the Purchaser may replace the Vendor in a contract the Purchaser shall be responsible for obtaining such consent. The Vendor shall render assistance when necessary but does not warrant the transferability of any contracts.

3.4     Insurance Policies

3.4.1 The Vendor's insurance policies connected with the Business shall not be assigned to the Purchaser.

4.      Liabilities

4.1 The Purchaser shall not assume any of the Vendor's liabilities unless expressly provided for elsewhere in this Agreement.

5.      Purchase Price Value Added Tax and Statement of Repayments

5.1     Purchase Price

5.1.1   The purchase price for the assets detailed in 2.0 shall be as follows:

        equipment and furniture        DKK   275,000
        goodwill                       DKK 5,550,000
        total purchase price           DKK 5,825,000

5.1.2 The purchase price shall be paid on the Transfer Date in cash by wire transfer of same day funds to Willis Corroon Europe B.V.'s account no. 3100 3486 (Sort Code 30-94-55) at Lloyds Bank, 13 Cornhill, Ipswich, England, SWIFT LOYDGB2L.

5.1.3 After the Transfer Date the Purchaser shall maintain separate accounts for the Business until 31 December 1998. If it can be concluded that the sustainable income of the Business on the basis of the continued accounts prepared by the Purchaser does not exceed DKK 3.5m for the year 1998 or does not generate after tax profits after restructuring costs of a minimum of DKK 1m the parties shall enter into negotiations about a possible reduction of the purchase price.

5.2     Danish VAT

5.2.1 The transfer shall not be subject to VAT, cf. the Danish Value Added Tax Act, Section 8(1) as the Purchaser is registered for VAT.

5.3     Statement of Repayments

5.3.1 A usual statement of repayment shall be prepared by the Vendor's accountant no later than 31 October 1998 with the Transfer Date as the cut off date. The statement shall cover all current expenses, deposits, sums paid in advance etc. as well as payments according to 3.2.3 and returned premiums. The statement of repayments shall be prepared in accordance with normal accounting concepts for accruals, and shall be submitted to the Purchaser's accountant for approval. The balance shall be paid in cash with the addition of interest at the rate of 5% p.a. from the Transfer Date until payment is made.

6.      Administrative Provisions

6.1     Administration of Receivables

6.1.1 The transfer shall not include receivables due to the Vendor. The Vendor shall undertake collection of the receivables itself.

7.      Miscellaneous Provisions

7.1     Confidentiality

7.1.1 Information received by the parties concerning each other in connection with the negotiations for and the implementation of this Agreement shall be deemed to be confidential information which the parties are without limit of time not entitled to use or pass on to third parties unless the information in question is available to the public or can be shown to have been received by one of the parties from a third party who is in lawful possession thereof and who may use the information in this way. A corresponding duty of confidentiality applies to the Vendor in relation to the information the Vendor has concerning the Business transferred.

7.2     Headings

7.2.1 The headings of the sections on this Agreement are for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

7.3     Severability

7.3.1 If any provisions of this Agreement is invalid, illegal or unenforceable the remainder of this Agreement shall remain in effect and if any provision is inapplicable to one of the parties it shall nevertheless remain applicable to the other party.

7.4     Non-waiver

7.4.1 The waiver expressly or implied by either of the parties hereto of any rights hereunder for any failure to perform or breach by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder for any other failure to perform or breach hereof by the other party whether a similar or a dissimilar nature thereto.

7.5     Modification of Agreement

7.5.1 No oral explanation or oral information by either of the parties hereto shall alter the meaning or interpretation of this Agreement. No amendment, change or addition hereto shall be effective or binding on either of the parties hereto unless drawn up in writing and executed by the parties hereto. If any part of this Agreement is held unlawful, invalid or is declared void for any reason whatsoever the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

7.6     Expenses

7.6.1 Expenses incurred in connection with stamping this Agreement shall be borne by the Purchaser.

7.6.2 Each party shall bear the fees and other expenses payable to its own advisors incurred in connection with entering into this Agreement.

7.7     Disputes

7.7.1 This Agreement shall be governed and construed in accordance with the laws of the Kingdom of Denmark.

7.7.2 Any dispute between the parties arising out of or in connection with this Agreement shall, provided the parties can not agree on a settlement through negotiation, be determined by arbitration with final, binding and enforceable effect in agreement with the following rules:

7.7.3 In the event of a dispute, either party shall be entitled to request that an arbitration tribunal be set up.

7.7.4 The party seeking resolution of a dispute by arbitration shall appoint an arbitrator and send a letter by registered mail to the other party (the "Respondent") requesting the Respondent to appoint its arbitrator within 14 days. The letter shall also contain a short statement of the question or questions to be determined by the arbitration. Where the Respondent does not appoint an arbitrator within the time-limit mentioned above, that arbitrator shall instead be appointed by the Danish Arbitration Institute.

7.7.5 The two arbitrators appointed for the parties shall jointly appoint an umpire. Failing agreement on the choice of an umpire, the appointed arbitrators shall jointly approach the Danish Arbitration Institute and request that it, following prior discussion with the parties, appoint an umpire to act as chairman of the arbitration tribunal.

7.7.6 The arbitration tribunal shall determine the matter according to applicable law and shall lay down the rules for its hearing of the matter in agreement with the general principles of the Danish Administration of Justice Act (Retsplejeloven).

7.7.7 The arbitration tribunal shall also decide how the costs of the arbitration are to be borne. The arbitration tribunal shall set a date for implementation of the award, which date shall normally be no later than 14 days after the award has been made.

7.7.8 The venue for the arbitration shall be Copenhagen, and the language of the proceedings shall be English.

This Agreement has been executed in two original copies and one copy has been given to each of the parties.

Copenhagen,  28/9 1998                                   Copenhagen,  28/9 1998


-----------------------                                  -----------------------

Willis Corroon A/S                                       Assurandorgruppen I/S

Exhibit 1

On 28 September 1998 a meeting of the Board of Directors of Assurandorgruppen A/S was held at the offices of Kromann & Munter, 14 Radhuspladsen, DK-1550 Copenhagen V. All board members were present.

The only item on the agenda was a proposal to increase the share capital of the company.

At the extraordinary general meeting of the company held on 18 June 1998 the Board of Directors were authorized to increase the share capital of the company by an amount not exceeding DKK 5,000,000, cf. clause 3.5 of the Articles of Association.

The Board of Directors unanimously decided to exercise this authority by issuing nominal DKK 4,285,700 shares in the company at a price of DKK 12.60 per DKK 1 share to Willis Corroon Europe B.V. in accordance with the attached draft subscription list. The Board of Directors further approved the attached report according to section 29, subsection 2 of the Companies Act.

As a consequence of the resolution passed the Board of Directors decided to abolish clause 3.5 of the Articles of Association of the Company.

                        Copenhagen, on 28 September 1998

In the Board of Directors:

Niels Simonsen                    Bent Roland                   Jorgen Kjaerulff


-------------------
Michael Hedeby

Report from the Board of Directors in accordance with section 29, subsection 2 of the Companies Act

In connection with the proposal to increase the capital of the company by DKK 4,285,700 through cash payment the Board of Directors states that since the end of the last fiscal period and the submission of the annual report no event of material importance to the position of the company including the equity capital of the company have occurred.

                        Copenhagen, on 18 September 1998

In the Board of Directors:

Niels Simonsen                     Bent Roland                  Jorgen Kjaerulff


-------------------
Michael Hedeby

As the accountant for Assurandorgruppen A/S the undersigned hereby states under section 29, subsection 2 of the Companies Act that the report of the Board of Directors does not give any grounds for comments or additions thereto concerning the financial position of the company.

                           Arhus, on 18 September 1998


                          ----------------------------
                                KPMG C. Jespersen
                          State Authorized Accountants

Subscription list

In accordance with the above transcript of the minute book of the Board of Directors and subject to the terms and conditions of the attached Stock Purchase Agreement of today's date we, the undersigned, hereby subscribe to the following amount:

Name:                               Amount:                  Date and signature:

Willis Corroon Europe B.V.        DKK 4,285,700                  28/9-98


                                                Sarah Turvill according to proxy